Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 20, 2025 relating to the financial statements of Bunge Global SA and the effectiveness of Bunge Global SA’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bunge Global SA for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

St Louis, Missouri

July 10, 2025